Exhibit 2.01

Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name	Eldorado Gold Corporation
Reporting Year	From	1/1/2025	To:	12/31/2025	Date submitted	5/26/2026
Reporting Entity ESTMA Identification Number	E919377

Other Subsidiaries Included (optional field)

For Consolidated Reports - Subsidiary Reporting Entities Included in Report:	Eldorado Gold (Quebec) Inc (ID: E558445)

Not Substituted

Attestation by Reporting Entity
In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above.
Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	Paul Ferneyhough				Date	5/26/2026
Position Title	Executive VP and Chief Financial Officer

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year		From:	1/1/2025	To:	12/31/2025
Reporting Entity Name		Eldorado Gold Corporation				Currency of the Report		USD
Reporting Entity ESTMA Identification Number		E919377
Subsidiary Reporting Entities (if necessary)		Eldorado Gold (Quebec) Inc (ID: E558445)
Payments by Payee
Country	Payee Name	Departments, Agency, etc… within Payee that Received Payments	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes
Turkey	Federal Government of the Republic of Turkey	90,490,000	44,040,000	11,910,000	146,440,000	Payments to Ankara Kurmular Tax Office, General Directorate of Mining and Oil Affairs, Regional Directorate of Forestry, Usak Land Registry Office, Menderes Land Registry Office, Canakkale Provincial Special Administration, Ankara 9th Notary Hayriye Ozcelik, Canakkale Tax Office, Ankara 77th Notary Sevgi Kokbudak, Ministry of Justice, Ankara 9th Notary Yildiz Kalyon, Canakkale 8th Notary, Chamber of Electrical Engineers, Ministry of Environment Urbanization and Climate Change, Energy Market Regulatory Authority, Union of Turkish Bar Associations, Governorship of Eskisehir, General Directorate of Land of Registry, Ulubey Tax Office, and Ulubey Notary.

											Payments made in TRY, converted to USD at the exchange rate at the date of the individual payment. The average exchange rate for the period was 39.78. See note 1 below.
Turkey	Menderes Municipality			290,000						290,000	Payments made in TRY, converted to USD at the exchange rate at the date of the individual payment. The average exchange rate for the period was 39.78.
Canada	Federal Government of Canada		13,640,000							13,640,000	Payments made to Receveur General du Canada. Payments made in CDN, converted to USD at the exchange rate at the date of the individual payment. The average exchange rate for the period was 1.41.
Canada	Government of Quebec	44,140,000	44,140,000	Payments to Revenu Quebec and Ministere de l'Environnement

											Payments made in CDN, converted to USD at the exchange rate at the date of the individual payment. The average exchange rate for the period was 1.41.
Canada	Municipality of Val-d'Or	490,000	490,000	Payments to Centre Service Scolaire de l'Or et des Bois, Ville de Val d'Or, and Ville de Rouyn-Noranda.

											Payments made in CDN, converted to USD at the exchange rate at the date of the individual payment. The average exchange rate for the period was 1.41.
Greece	Federal Government of Greece		190,000	16,660,000						16,850,000	Payments made in EUR, converted to USD at the exchange rate of the individual payment. The average exchange rate for the period was 0.87.
Greece	Municipality of Aristoteles								2,270,000	2,270,000	Payments made in EUR, converted to USD at the exchange rate of the individual payment. The average exchange rate for the period was 0.87.
Additional Notes:	1. Taxes of $94,120,000 were remitted to the Federal Government of the Republic of Turkey of which $90,490,000 was paid in cash after applying refunds of sales taxes previously paid.

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2025	To:	12/31/2025
Reporting Entity Name	Eldorado Gold Corporation					Currency of the Report		USD
Reporting Entity ESTMA Identification Number	E919377
Subsidiary Reporting Entities (if necessary)	Eldorado Gold (Quebec) Inc (ID: E558445)
Payments by Project
Country	Project Name	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes
Turkey	Kisladag		27,720,000	8,770,000					36,490,000	Note 1
Turkey	Efemcukuru		16,610,000	2,180,000					18,790,000	Note 1
Turkey	Ankara Office	90,490,000		960,000					91,450,000	Note 1
Canada	Lamaque Complex	58,270,000							58,270,000	Note 2
Greece	Perama Hill		20,000						20,000	Note 3
Greece	Kassandra Mines	180,000	16,640,000					2,270,000	19,090,000	Note 3
Greece	Skouries	10,000							10,000	Note 3
Additional Notes:	1. Payments made in TRY, converted to USD at the exchange rate at the date of the individual payment. The average exchange rate for the period was 39.78.
2. Payments made in CDN, converted to USD at the exchange rate at the date of the individual payment. The average exchange rate for the period was 1.41.
	3. Payments made in EUR, converted to USD at the exchange rate at the date of the individual payment. The average exchange rate for the period was 0.87.

Reporting Principles

1.Basis of Accounting
The Schedule of Payments by Payee and the Schedule of Payments by Project (collectively, the “Schedules") prepared by Eldorado Gold Corporation (the “Company”) for the year ended December 31, 2025 has been prepared in accordance with the financial reporting provisions in Section 9 of the Extractive Sector Transparency Measures Act, Section 2 of the Extractive Sector Transparency Measures Act – Technical Reporting Specifications and Section 3 of the Extractive
Sector Transparency Measures Act – Guidance Version 2.1 (collectively the “financial reporting framework”).
The Schedules are prepared to provide information to the Board of Directors of Eldorado Gold Corporation and the Minister of Natural Resources Canada to assist in meeting the requirements of the Extractive Sector Transparency Measures Act. As a result, the Schedules may not be suitable for another purpose.

2.Basis of Presentation
The Schedules have been prepared using the cash basis of accounting, as required by the financial reporting framework, and therefore exclude any accruals related to payments due to governments.
The Schedules include all cash payments made, without inclusion of cash inflows from a government. Where the Company makes a payment to a government that is net of credits from that government, the net payment amount has been presented.

3.Reporting Currency
All payments are reported in U.S. dollars which is the reporting currency of the Company. When the Company has made payments in currencies other than its reporting currency, it translates the payments using the exchange rate on the date of the individual payment.

4.Rounding
All figures have been rounded to the nearest $10,000 U.S. dollars.

5.Control
As required by the financial reporting framework, the Company has reported payments made by entities controlled by the Company. The Company has determined whether it controls an entity in accordance with International Financial Reporting Standards